Exhibit 10.1

May 5, 2020

[Executive Address]

Dear [Executive]:

This letter memorializes your agreement with OUTFRONT Media Inc. (the “Company”) to temporarily reduce your gross annual base salary by [ ]% percent ([ ]%), in recognition of the unusual circumstances expected to continue to impact the Company’s operations as a result of the coronavirus (COVID-19) pandemic. You have agreed that the reduction will apply beginning on May 12, 2020, and will continue through the earlier of (i) September 9, 2020, and (ii) a date determined by the Compensation Committee of the Board of Directors of the Company, at which time your gross annual base salary amount will revert to your current gross annual base salary of $[ ]. You hereby acknowledge and agree that this reduction is voluntary, will not constitute grounds for you to resign for “Good Reason” pursuant to your Employment Agreement with the Company, dated as of [ ] (the “Employment Agreement”), and will not constitute a breach of the Employment Agreement.

You and the Company hereby agree that any severance benefits that may be owed to you, whether pursuant to the Employment Agreement or the Company’s Executive Change in Control Severance Plan, any annual bonus that may be payable to you under the Company’s Amended and Restated Executive Bonus Plan, and any other amount of compensation or benefits that you are entitled to receive and which is calculated based on the amount of your annual base salary, will be determined without regard to the reduction in your annual base salary reflected herein.

Thank you for your service to the Company in these challenging times. Please confirm your acceptance of the foregoing by providing your signature below and returning a fully executed copy of this letter to me.

Sincerely,

/s/ Nancy Tostanoski

Nancy Tostanoski
Executive Vice President,
Chief Human Resources Officer

AGREED AND ACCEPTED:

____________________________
[Executive]

Date:________________________